TWFG Expands Credit Facility to $125 Million, Enhancing Capacity for Continued Growth and Strategic Investments

THE WOODLANDS, Texas, August 13, 2026 (GLOBE NEWSWIRE) -- TWFG, Inc. (Nasdaq: TWFG) ("TWFG" or the "Company") today announced that it has entered into an Amended and Restated Credit Agreement providing for a $125 million revolving credit facility and extending the facility's maturity to August 12, 2031.

The credit facility, with PNC Bank, National Association serving as administrative agent, enhances TWFG's liquidity and financial flexibility to support the Company's continued growth strategy. The agreement also includes an uncommitted accordion feature that allows the Company to seek up to an additional $75 million of lender commitments, bringing potential borrowing capacity to $200 million.

"This expanded facility reflects the significant growth of TWFG and provides additional capacity to support our long-term strategic objectives," said Richard F. "Gordy" Bunch III, Chief Executive Officer of TWFG. "The increased borrowing capacity, extended maturity profile, and continued support from our lending partners position us to pursue attractive growth opportunities while maintaining financial discipline. In addition to supporting acquisitions and organic growth initiatives, this enhanced financial flexibility allows us to continue investing in the technology, data, and AI-enabled capabilities that strengthen our platform and create value for our agents, customers, and shareholders. We appreciate the confidence and continued support of our lending partners as we execute our long-term growth strategy."

About TWFG, Inc.

TWFG, Inc. (Nasdaq: TWFG) is a leading insurance distribution platform providing personal and commercial property and casualty insurance, life insurance, and other financial products and services through a growing network of agents and agency partners across the United States. Guided by its commitment that Our Policy is Caring, TWFG helps individuals and businesses protect what matters most.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of federal securities laws, including statements regarding TWFG's growth strategy, acquisition opportunities, financial flexibility, technology investments, and future performance. Actual results may differ materially from those expressed or implied by these forward-looking statements. Readers should review the Company's filings with the Securities and Exchange Commission for additional information regarding risks and uncertainties.